Exhibit 99.1

Carpenter Technology Reports Fourth Quarter and 2007 Fiscal Year Results


    --  Record fourth quarter operating income of $92 million

    --  Net income of $61 million or $2.33 per share

    -- Results include pre-tax LIFO inventory valuation expense of $79 million and higher effective tax rate

    --  Free cash flow of $202 million generated in fiscal year 2007

    WYOMISSING, Pa.--(BUSINESS WIRE)--July 26, 2007--Carpenter Technology Corporation (NYSE:CRS) today reported record fourth quarter operating income despite a rapid rise in nickel prices which reached a record high during the quarter. Net income of $61.3 million or $2.33 per diluted share reflected an effective tax rate of 34.2 percent as compared to 25.6 percent in the fourth quarter a year ago.

    The fourth quarter results also reflected LIFO expense of $79.3 million due primarily to escalating nickel prices and higher year-end inventory levels. This expense is mostly offset through the Company's surcharge mechanism. In the fourth quarter a year ago, the Company had LIFO expense of $19.8 million.

    For fiscal 2007, Carpenter generated record sales and net income. Sales growth, excluding surcharge, was driven primarily by the Company's increased focus on the energy market and strong demand from the industrial market.

    Record fiscal year net income was achieved primarily as a result of the Company's continued focus on operational excellence. Financial highlights from the fourth quarter and fiscal year included:



(millions except e.p.s.)          Q4-2007   Q4-2006  FY-2007   FY-2006
------------------------------- ========= ========= ======== =========
Sales                              $560.5    $450.5 $1,944.8  $1,568.2
------------------------------- --------- --------- -------- ---------
Operating Income                    $92.4     $90.9   $323.8    $310.7
------------------------------- --------- --------- -------- ---------
Net Income                          $61.3     $68.0   $227.2    $211.8
------------------------------- --------- --------- -------- ---------
Diluted E.P.S.                      $2.33     $2.58    $8.63     $8.08
------------------------------- --------- --------- -------- ---------
Free Cash Flow                     $101.1    $106.9   $202.3    $202.8
------------------------------- --------- --------- -------- ---------
Pounds Sold (millions)*            55,994    61,416  223,246   221,329
------------------------------- --------- --------- -------- ---------
* includes specialty and titanium alloys, stainless steel, and powder materials


    Fourth Quarter - Operating Summary

    "Our fourth quarter and fiscal year results are particularly pleasing given the challenges from record high nickel prices throughout most of the year and temporary inventory adjustments in some of our key end-use markets," said Anne Stevens, chairman, president and chief executive officer. "Carpenter's strong financial performance reflected the underlying leverage of its business operating model and solid manufacturing execution.

    "We continued to experience sales momentum in the oil and gas sector during the fourth quarter as we gained increasing customer acceptance for our products and supporting technical expertise. Additionally, there was a significant step-up in demand for material sold into the power generation market. Although shipments of our premium products remained solid in the quarter, lower shipments of non-premium products resulted in a reduction in pounds shipped from a year ago.

    "Our record results for fiscal 2007 are a strong reflection of our product portfolio strength and the dedicated efforts of our employees to continually work towards operational excellence and focus on satisfying the unique needs of our customers."

    Fourth Quarter Overview

    For the fourth quarter, Carpenter's sales were 24 percent more than a year ago. Adjusted for surcharges, sales were flat with a year ago. Pricing actions and a better mix were mostly offset by a 9 percent decline in pounds shipped from a year ago.

    Sales to the energy market, which includes oil and gas and power generation, increased 122 percent from a year ago to $77 million. Within the energy market, sales to the oil and gas sector, excluding surcharge revenue, increased approximately 100 percent from a year ago to $29 million. The Company continued to find strong acceptance for its high strength and corrosion resistant materials. Additionally, growth with key customers and the successful introduction of new Carpenter products into the oil and gas sector helped drive the sales increase.

    Also within the energy market, sales to the power generation sector surged 78 percent to $27 million, excluding surcharge, due to increased demand for industrial gas turbines, particularly from the Middle East. The increase in demand had a favorable impact for the Company's ceramic and nickel based alloy materials.

    Sales to the industrial market improved by 60 percent to a record $127 million. Adjusted for surcharge revenue, sales increased approximately 33 percent from the fourth quarter a year ago. The growth was driven by increased shipments of higher value materials used in capital equipment and in the manufacture of valves and fittings used in applications such as the construction and maintenance of chemical and food processing facilities. Also, increased shipments to the semiconductor sector contributed to the sales gain.

    Consumer market sales increased 33 percent from the fourth quarter a year ago to $62 million. Adjusted for surcharge revenue, sales decreased 3 percent. Reduced sales of materials used in consumer electronics and sporting goods were the primary contributors to the decline.

    Automotive and truck market sales grew 24 percent from the fourth quarter a year ago to $65 million. Sales, excluding surcharge revenue, decreased 8 percent from a year ago. The year-over-year decline primarily reflected supply chain adjustments due to lower production rates in North America and Europe. Additionally, the Company elected not to participate in certain marginally profitable business.

    Sales to the aerospace market decreased 3 percent to $194 million in the recent fourth quarter from a year ago. Excluding surcharge revenue, sales declined approximately 21 percent from the record level a year ago. Reduced shipments of nickel-based alloys used in the manufacture of jet engine components and structural applications and titanium wire used in the manufacture of structural fasteners contributed to the decline.

    The lower aerospace sales from last year's record level partly reflected customer inventory adjustments stemming from the robust demand for nickel-based alloys and titanium coil that took place in the second half of fiscal 2006. This resulted in reduced purchases by customers throughout fiscal 2007.

    The reduced sales to the aerospace market also reflected a decline in business with a key customer, who is now procuring some of its material needs from a recently acquired subsidiary. This accounted for approximately one-third of the decline in sales to the aerospace market in the quarter.

    Medical market sales decreased 5 percent to $36 million from last year's fourth quarter. Adjusted for surcharge revenue, sales declined 17 percent. The decline mostly reflected continuing inventory adjustments taking place within the supply chain for titanium and specialty alloy materials.

    Geographically, sales outside the United States increased 15 percent from the same quarter a year ago to $169 million.
International sales, which represented 30 percent of total sales, benefited from pricing actions and increased sales to the energy market.

    Fourth quarter gross profit improved to a quarterly record $128.8 million, or 23.0 percent of sales, from $126.6 million, or 28.1 percent of sales, in the same quarter a year ago.

    The increased gross profit was achieved despite the negative impact from record high nickel prices throughout most of the quarter. Nickel prices on the London Metal Exchange increased from an average of approximately $9.04 a pound in the fourth fiscal quarter a year ago to an average of $21.80 for this year's fourth quarter.

    As a result of the rise in nickel prices, the Company's recent fourth quarter surcharge revenue increased to approximately $177 million or 170 percent more than a year ago. The Company's surcharge mechanism is structured to recover high raw material costs. While the surcharge protects the absolute gross profit dollars over time, it does have a dilutive effect on gross margin as a percent of sales. In the recent fourth quarter, the dilutive effect on the gross margin from the increased surcharge amount versus a year ago was approximately 570 basis points.

    Additionally, Carpenter's gross profit was negatively impacted by the lag effect in its surcharge mechanism. This lag effect can result in additional margin decline during periods of rapidly escalating raw material prices. The Company estimated that the lag effect negatively impacted the gross margin by approximately 40 basis points during the recent fourth quarter.

    Adjusted for the dilutive effect of the surcharge and the negative impact from the lag in the surcharge mechanism, the gross margin would have improved by approximately 100 basis points in the recent fourth quarter from a year ago. The underlying improvement was largely driven by a richer mix and ongoing cost controls.

    Record quarterly operating income of $92.4 million or 16.5 percent of sales, was achieved in the fourth quarter. This compared to operating income of $90.9 million or 20.2 percent of sales in the fourth quarter a year ago. The record level of operating income was achieved despite significantly higher raw material costs as a result of a richer product mix and ongoing cost controls. Adjusted for the increase in surcharge revenue and the lag effect, operating income as a percent of sales would have been 21.0 percent or 80 basis points more than a year ago.

    Share Repurchase Program

    During the quarter, Carpenter repurchased $15.0 million or 115,002 shares of its common stock on the open market. In total, Carpenter has repurchased $28.9 million or 235,072 shares of its common stock on the open market.

    Carpenter anticipates to repurchase, under certain conditions, a total of $250 million of its common stock.

    Outlook

    "We anticipate another year of record earnings for fiscal 2008, despite some initial headwinds from continued supply chain adjustments in the medical market and reduced sales to the industrial market," Stevens said. "We expect sales to the aerospace market will strengthen in the second half of our fiscal year as a result of increasing demand for nickel-based alloys used in engine and structural applications.

    "Our focus on high performance materials leaves us well positioned to capitalize on growth opportunities in our key end-use markets. We are excited about our future and are making significant investments to further deepen our commitment to growth in these markets," said Stevens. "We will invest approximately $150 million in capital expenditures in fiscal 2008 to support our customers as well as invest in markets where we have significant opportunity based on our portfolio of products."

    Carpenter expects that cash flow from operations will approach $300 million in fiscal 2008. The company anticipates that free cash flow (cash from operations, less capital expenditures and dividends) will be approximately $100 million.

    Planned capital expenditures of approximately $150 million includes almost $75 million associated with the Company's previously announced $115 million expansion of its premium melt operations. Additionally, the planned capital expenditures include approximately $14 million related to the Company's previously announced upgrade of its hot rolling facility.

    Segment Results - Fourth Quarter

    Specialty Metals

    Net sales for the quarter ended June 30, 2007 for the Specialty Metals segment, which includes Specialty Alloys Operations, Dynamet, and Carpenter Powder Products business units, increased 26 percent to $533.8 million, compared to $424.6 million in the same quarter a year ago. Adjusted for surcharge, sales were essentially flat with a year ago.

    Stainless steel sales were $201.4 million or 39 percent higher than a year ago. Excluding surcharge revenue, stainless steel sales increased 18 percent. Increased shipments to the industrial market and the sale of higher value stainless steels contributed to the growth.

    Sales of specialty alloys were $270.2 million or 27 percent higher than the fourth quarter a year ago. Adjusted for surcharge revenue, sales declined 11 percent. Increased shipments to the energy market were more than offset by reduced shipments to the automotive, aerospace and medical markets.

    Sales of titanium decreased 11 percent to $46.3 million. The decrease reflected lower demand from both the medical and aerospace markets as a result of ongoing inventory adjustments within those supply chains.

    Operating income for the Specialty Metals segment was $91.8 million or 17.2 percent of sales in the recent fourth quarter, compared to $94.4 million or 22.2 percent in the same quarter a year ago.

    The decline in operating income primarily reflected reduced income from titanium sales as a result of lower volume and declining market prices.

    In addition to reduced income from titanium sales, operating income as a percent of sales for the Specialty Metals segment also declined as a result of the dilutive effect of surcharge revenue. In the recent fourth quarter, surcharge revenue totaled approximately $177 million as compared to approximately $66 million in the same quarter a year ago. Also, the lag effect in the Company's surcharge mechanism negatively impacted margins due to the rapid escalation of nickel prices that were sustained throughout most of the quarter.

    Engineered Products Segment

    Net sales for this segment, which includes sales of ceramic components and fabricated metal, were $27.4 million compared to $26.3 million a year ago.

    In the fourth quarter, operating income for the Engineered
Products segment was $4.8 million or 17.5 percent of sales compared to $3.4 million or 12.9 percent of sales in the same quarter a year ago.

    The improvement in operating income primarily reflected increased sales and better operating efficiencies at Certech, which produces ceramic cores used in the casting of turbine blades for jet engines and industrial gas turbines.

    Segment Results - Fiscal Year

    Specialty Metals

    Fiscal 2007 net sales for the Specialty Metals segment were $1.84 billion, compared to $1.47 billion for the previous fiscal year.
Adjusted for surcharge, sales increased 6 percent from a year ago.

    Sales of stainless steel products grew 32 percent to $696.8 million from $528.1 million a year ago. Excluding surcharge revenue, sales increased 11 percent. Stainless sales benefited primarily from increased shipments to the industrial market and from the sale of higher value products.

    Sales of specialty alloys increased 27 percent to $895.6 million from $703.8 million a year ago. Adjusted for surcharge revenue, specialty alloys sales increased 2 percent. Growth in the energy market and increased sales of higher value products were the primary drivers of the sales growth which was partially offset by reduced shipments to the aerospace and medical markets.

    Titanium sales rose 6 percent to $187.7 million from $176.3 million a year ago. Sales benefited from increased shipments of fastener wire to the aerospace market.

    Operating income for the Specialty Metals segment was a record $323.0 million or 17.6 percent of sales compared to $311.8 million or
21.3 percent a year ago. The change in operating income primarily reflected the Company's continued focus on operational improvements.

    Operating income as a percent of sales decreased due to the dilutive effect on margins from the increase in surcharge revenue and the negative impact from the lag effect of the Company's surcharge mechanism.

    Engineered Products Segment

    Fiscal 2007 net sales for the Engineered Products segment increased 3 percent to $105.7 million from $102.9 million for the same period a year ago.

    Operating income was $19.1 million or 18.1 percent of sales for fiscal 2007 compared to $17.1 million or 16.6 percent of sales a year ago. Increased volume and better operating efficiencies at Certech were the primary drivers of the increase.

    Other Financial Items

    In the fourth quarter of fiscal 2007, selling and administrative expenses were $36.4 million, or 6.5 percent of sales, compared to $35.7 million, or 7.9 percent of sales, in the same quarter a year ago.

    For fiscal 2007, selling and administrative expenses were $133.9 million, or 6.9 percent of sales compared to $125.5 million, or 8.0 percent of sales a year ago. The increase primarily reflected $3.6 million related to executive separation obligations, $1.6 million associated with the review of a possible acquisition, and $0.8 million from executive recruitment fees.

    Interest expense for the quarter was $5.6 million, compared with $5.5 million in the fourth quarter a year ago. For fiscal 2007, interest expense was $22.8 million, compared with $23.3 million a year ago.

    Other income in the quarter was $6.3 million, compared with $6.0 million in last year's fourth quarter. For fiscal 2007, other income rose to $30.0 million from $21.7 million a year ago. The higher amount reflected $8.4 million of increased interest income due to higher investment balances in cash and marketable securities and $1.7 million of increased receipts from the "Continued Dumping and Subsidy Offset Act of 2000."

    Carpenter's income tax provision in the recent fourth quarter was $31.8 million, or 34.2 percent of pre-tax income, versus $23.4 million, or 25.6 percent, in the same quarter a year ago. The tax provision in the fourth quarter a year ago reflected a favorable impact of $5.0 million from a reduction in valuation allowances related to state tax operating loss carry-forwards and additional U.S. export incentives.

    For fiscal 2007, Carpenter's income tax provision was $103.8 million, or 31.4 percent of pre-tax income, compared to $97.3 million, or 31.5 percent of pre-tax income a year ago.

    Conference Call

    Carpenter will host a conference call and webcast today, July 26, at 10:00 a.m., ET, to discuss financial results and operations for the fourth quarter.

    Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

    Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2006, its subsequent Form 10-Q, and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy including power generation, or other influences on Carpenter's business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; and 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.



                             PRELIMINARY
                   CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data)


                                   Three Months
                                       Ended           Year Ended
                                      June 30            June 30
                                 ----------------- -------------------

                                   2007     2006     2007      2006
                                 --------- ------- --------- ---------

NET SALES                        $  560.5  $450.5  $1,944.8  $1,568.2

Cost of sales                       431.7   323.9   1,487.1   1,132.1
                                 --------- ------- --------- ---------
Gross profit                        128.8   126.6     457.7     436.1

Selling and administrative
 expenses                            36.4    35.7     133.9     125.4
                                 --------- ------- --------- ---------
Operating income                     92.4    90.9     323.8     310.7

Interest expense                      5.6     5.5      22.8      23.3
Other income, net                    (6.3)   (6.0)    (30.0)    (21.7)
                                 --------- ------- --------- ---------

Income before income taxes           93.1    91.4     331.0     309.1
Income taxes                         31.8    23.4     103.8      97.3
                                 --------- ------- --------- ---------
NET INCOME                       $   61.3  $ 68.0  $  227.2  $  211.8
                                 ========= ======= ========= =========

EARNINGS PER COMMON SHARE:
   Basic                         $   2.34  $ 2.66  $   8.79  $   8.33
                                 ========= ======= ========= =========
   Diluted                       $   2.33  $ 2.58  $   8.63  $   8.08
                                 ========= ======= ========= =========


WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING:
   Basic                             26.2    25.4      25.7      25.2
                                 ========= ======= ========= =========
   Diluted                           26.3    26.2      26.3      26.1
                                 ========= ======= ========= =========

Cash dividends per common share  $   0.30  $ 0.15  $  0.975  $   0.60
                                 ========= ======= ========= =========




                             PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in millions)

                                                        Year Ended
                                                          June 30
                                                     -----------------

                                                       2007     2006
                                                     -------- --------

OPERATING ACTIVITIES:
  Net income                                         $ 227.2  $ 211.8
  Adjustments to reconcile net income to
   net cash provided from operations:
    Depreciation                                        47.1     45.8
    Amortization                                         1.6      1.8
    Deferred income taxes                                5.7    (11.0)
    Net pension expense                                  4.9     10.8
    Net loss on asset disposals                          1.3      1.0
  Changes in working capital and other:
    Receivables                                        (63.9)   (39.5)
    Inventories                                         (8.1)     3.6
    Other current assets                                (4.5)     7.2
    Accounts payable                                    77.8      4.0
    Accrued current liabilities                        (14.6)    16.6
    Other, net                                           0.6    (14.5)
                                                     -------- --------
Net cash provided from operating activities            275.1    237.6
                                                     -------- --------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software           (47.1)   (19.3)
  Proceeds from disposals of plant and equipment         ---      1.0
  Purchases of marketable securities                  (680.3)  (411.8)
  Sales of marketable securities                       449.4    381.1
                                                     -------- --------
Net cash (used for) provided from investing
 activities                                           (278.0)   (49.0)
                                                     -------- --------

FINANCING ACTIVITIES:
  Payments on long-term debt                            (0.2)    (0.2)
  Payments to acquire treasury stock                   (28.9)     ---
  Dividends paid                                       (25.7)   (16.5)
  Tax benefits on share-based compensation               7.7      8.0
  Proceeds from common stock options exercised           4.2     15.0
                                                     -------- --------
Net cash (used for) provided from financing
 activities                                            (42.9)     6.3
                                                     -------- --------

Effect of exchange rate changes on cash and cash
 equivalents                                            (6.2)    (1.6)
                                                     -------- --------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS       (52.0)   193.3
Cash and cash equivalents at beginning of period       352.8    159.5
                                                     -------- --------
Cash and cash equivalents at end of period           $ 300.8  $ 352.8
                                                     ======== ========




                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in millions)

                                                 June 30     June 30
                                                   2007        2006
                                               ------------ ----------

ASSETS
Current assets:
  Cash and cash equivalents                    $     300.8  $   352.8
  Marketable securities                              372.7      141.8
  Accounts receivable, net                           303.2      234.7
  Inventories                                        235.0      224.3
  Deferred income taxes                               13.3       13.7
  Other current assets                                30.7       32.0
                                               ------------ ----------
     Total current assets                          1,255.7      999.3

Property, plant and equipment, net                   537.4      541.1
Prepaid pension cost                                 132.4      247.1
Goodwill                                              46.4       46.4
Trademarks and trade names, net                       19.2       20.1
Other assets                                          34.6       33.9
                                               ------------ ----------
Total assets                                   $   2,025.7  $ 1,887.9
                                               ============ ==========

LIABILITIES
Current liabilities:
  Accounts payable                             $     215.9  $   137.4
  Accrued liabilities                                117.1      133.8
  Current portion of long-term debt                   33.2        0.2
                                               ------------ ----------
     Total current liabilities                       366.2      271.4

Long-term debt, net of current portion               299.5      333.1
Accrued postretirement benefits                       90.9      102.2
Deferred income taxes                                143.5      189.0
Other liabilities                                     59.5       45.9
                                               ------------ ----------
Total liabilities                                    959.6      941.6
                                               ------------ ----------

STOCKHOLDERS' EQUITY
  Convertible preferred stock                          ---       18.0
  Common stock                                       136.4      132.5
  Capital in excess of par value - common
   stock                                             326.4      294.2
  Reinvested earnings                                751.3      549.8
  Common stock in treasury, at cost                  (65.7)     (37.3)
  Deferred compensation                                ---       (1.5)
  Accumulated other comprehensive loss               (82.3)      (9.4)
                                               ------------ ----------
     Total stockholders' equity                    1,066.1      946.3
                                               ------------ ----------

Total liabilities and stockholders' equity     $   2,025.7  $ 1,887.9
                                               ============ ==========




                             PRELIMINARY
                        SEGMENT FINANCIAL DATA
                            (in millions)


                                    Three Months
                                        Ended          Year Ended
                                       June 30           June 30
                                   --------------- -------------------

                                    2007    2006     2007      2006
                                   ------- ------- --------- ---------

Net sales:
  Specialty Metals                 $533.8  $424.6  $1,840.9  $1,467.1
  Engineered Products                27.4    26.3     105.7     102.9
  Intersegment                       (0.7)   (0.4)     (1.8)     (1.8)
                                   ------- ------- --------- ---------

  Consolidated net sales           $560.5  $450.5  $1,944.8  $1,568.2
                                   ======= ======= ========= =========

Operating income:
  Specialty Metals                 $ 91.8  $ 94.4  $  323.0  $  311.8
  Engineered Products                 4.8     3.4      19.1      17.1
  Corporate costs                    (7.8)   (9.6)    (33.1)    (28.2)
  Pension earnings, interest &
   deferrals                          3.6     2.6      14.5      10.4
  Intersegment                        ---     0.1       0.3      (0.4)
                                   ------- ------- --------- ---------

   Consolidated operating income   $ 92.4  $ 90.9  $  323.8  $  310.7
                                   ======= ======= ========= =========



Carpenter operates in two business segments, Specialty Metals and Engineered Products. Specialty Metals includes our Specialty Alloys, Dynamet and Carpenter Powder Products business operations. These operations have been aggregated into one reportable segment because of the similarities in products, processes, customers, distribution methods and economic characteristics.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating income of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."




                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                 (in millions, except per share data)


                                        Three Months
                                            Ended        Year Ended
                                           June 30         June 30
                                       --------------- ---------------
FREE CASH FLOW                           2007    2006    2007    2006
                                       ------- ------- ------- -------

Net cash provided from operations      $128.4  $115.9  $275.1  $237.6
Purchases of plant, equipment and
 software                               (19.3)   (5.6)  (47.1)  (19.3)
Proceeds from disposals of plant and
   equipment                             (0.2)    0.7     ---     1.0
Dividends paid                           (7.8)   (4.1)  (25.7)  (16.5)
                                       ------- ------- ------- -------
Free cash flow                         $101.1  $106.9  $202.3  $202.8
                                       ======= ======= ======= =======

Free cash flow is a measure of cash generated which management evaluates for alternative uses.

    CONTACT: Carpenter Technology Corporation
             Investor and Media Inquiries:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com